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OFFER TO PURCHASE FOR CASH
BY

DRESDNER RCM GLOBAL
STRATEGIC INCOME FUND, INC. (THE "FUND")
FOUR EMBARCADERO CENTER, SAN FRANCISCO, CALIFORNIA 94111-4189
(800) 237-4218
UP TO 5,977,283 OF ITS ISSUED AND OUTSTANDING
SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE (THE "SHARES")

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 4, 2002 UNLESS THE OFFER IS EXTENDED

    THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, COLLECTIVELY CONSTITUTE THE "OFFER") ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

    THE OFFER IS A CONDITION TO THE CLOSING OF AN AGREEMENT AND PLAN OF MERGER AND CONTINGENT LIQUIDATION, DATED AUGUST 2, 2001 (THE "MERGER AGREEMENT"), BETWEEN THE FUND AND RCM STRATEGIC GLOBAL GOVERNMENT FUND, INC. ("RCS FUND") PURSUANT TO WHICH, SUBJECT TO CERTAIN CONDITIONS, THE FUND, SUBSEQUENT TO CONSUMMATION OF THE OFFER, WILL MERGE WITH AND INTO RCS FUND (THE "MERGER"). THE MERGER AGREEMENT WAS APPROVED BY STOCKHOLDERS OF THE FUND ON NOVEMBER 20, 2001 AND STOCKHOLDERS OF RCS FUND ON DECEMBER 3, 2001.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND.

IMPORTANT

    Any stockholder of the Fund ("Stockholder") desiring to tender any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal or such facsimile with his or her certificates for the tendered Shares if such Stockholder has been issued physical certificates, signature guarantees for all uncertificated Shares being tendered, and any other required documents to EquiServe Trust Company, N.A., the Depositary, or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Any Stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender Shares so registered.

    Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to Georgeson Shareholder Communications Inc., the Information Agent, in the manner set forth on the last page of this Offer to Purchase.

    If you do not wish to tender your Shares, you need not take any action.

December 6, 2001

SUMMARY TERM SHEET

    This Summary Term Sheet highlights certain information concerning the Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal.

WHAT IS THE TENDER OFFER?

    Dresdner RCM Global Strategic Income Fund, Inc. (the "Fund") is offering to purchase up to 50% of its Shares issued and outstanding as of August 2, 2001 or 5,977,283 Shares, for cash at a price per Share equal to 99 1/2% of the per Share net asset value ("NAV") as of the close of regular trading on the New York Stock Exchange ("NYSE") on January 4, 2002, or if the Offer is extended, on the date to which the Offer is extended, upon specified terms and subject to conditions as set forth in the Offer documents. The Offer is being made to Stockholders of record on November 19, 2001. See "Introduction."

WHAT IS THE PURPOSE OF THE TENDER OFFER?

    The Fund is making the Offer in response to the approval by Stockholders of a non-binding stockholder proposal urging the Board of Directors of the Fund to take steps necessary to open-end the Fund. The Board determined that it was in the best interests of the Fund to make a tender offer for 50% of the Fund's outstanding Shares at a purchase price per Share equal to 99 1/2% of NAV, followed by a tax free merger of the Fund into RCS Fund, a closed-end fund with investment objectives and policies similar to the Fund that is managed by the Fund's investment adviser. The Offer is intended to accommodate Stockholders wishing to receive NAV for their Shares, while the Merger is intended to provide continuity to remaining Stockholders wishing to earn high current income through investment in a fund similar to the Fund. The Merger of the Fund with RCS Fund was approved by Stockholders on November 20, 2001 and by stockholders of RCS Fund on December 3, 2001 and is subject to various conditions, including consummation of the Offer. See "Purpose of the Offer; Plans or Proposals of the Fund" and "Certain Conditions of the Offer."

WHEN WILL THE TENDER OFFER EXPIRE, AND MAY THE OFFER BE EXTENDED?

    The Offer will expire at 5:00 p.m., New York City time, on January 4, 2002, unless extended. The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See "Terms of the Offer; Termination Date."

WHAT IS THE NET ASSET VALUE PER FUND SHARE AS OF A RECENT DATE?

    As of November 30, 2001, the NAV per Share was $6.80. See "NAV and Market Price Range of Shares" for additional information regarding NAVs and market prices. During the pendency of the Offer, daily NAV quotations can be obtained from Georgeson Shareholder Communications Inc. by calling toll free at 800-223-2064 or by calling the Fund's toll free number at 800-237-4218. Banks and brokers should call Georgeson Shareholder Communications Inc. collect at 212-440-9800.

WILL THE NET ASSET VALUE BE HIGHER OR LOWER ON THE DATE THAT THE PRICE TO BE PAID FOR TENDERED SHARES IS TO BE DETERMINED?

    No one can accurately predict the NAV at a future date, but you should realize that NAV on the date the purchase price for tendered Shares is to be determined may be higher or lower than the NAV on November 30, 2001.

HOW DO I TENDER MY SHARES?

    If your Shares are registered in your name, you should obtain and read the Offer materials, including this Offer to Purchase and the related Letter of Transmittal, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by EquiServe Trust Company, N.A., the Depositary, in proper form before 5:00 p.m., New York City time, on January 4, 2002 (unless the Offer is extended by the Fund, in which case the new deadline will be stated in the public announcement of the extension). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in "street name"), you should contact that firm to obtain the package of information necessary to make your decision, and you can tender your Shares only by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by January 4, 2002 (or if the Offer is extended, the expiration date as extended). See "Procedure for Tendering Shares."

IS THERE ANY COST TO ME TO TENDER?

    No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge Stockholders a fee for soliciting tenders for Shares pursuant to this Offer. See the Letter of Transmittal.

MAY I WITHDRAW MY SHARES AFTER I HAVE TENDERED THEM AND, IF SO, BY WHEN?

    Yes, you may withdraw your Shares at any time prior to 5:00 p.m., New York City time, on January 4, 2002 (or if the Offer is extended, at any time prior to 5:00 p.m., New York City time, on the new expiration date). Withdrawn Shares may be re-tendered by following the tender procedures before the Offer expires (including any extension period). See "Rights of Withdrawal."

HOW DO I WITHDRAW TENDERED SHARES?

    A notice of withdrawal of tendered Shares must be timely received by EquiServe Trust Company, N.A., the Depositary, which notice specifies the name of the Stockholder who tendered the Shares, the number of Shares being withdrawn (which must be all of the Shares tendered) and, with respect to share certificates representing tendered Shares that have been delivered or otherwise identified to the Depositary, the name of the registered owner of such Shares if different from the person who tendered the Shares. See "Rights of Withdrawal."

MAY I PLACE ANY CONDITIONS ON MY TENDER OF SHARES?

    No.

IS THERE A LIMIT ON THE NUMBER OF SHARES I MAY TENDER?

    No. See "Terms of the Offer; Termination Date."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    If more than 50% but not more than 75% of the Shares issued and outstanding as of August 2, 2001 are tendered (and not timely withdrawn), the Fund will purchase duly tendered Shares from tendering Stockholders pursuant to the terms and conditions of the Offer on a pro rata basis (disregarding fractions) in accordance with the number of Shares tendered by each Stockholder (and not timely withdrawn), unless the Fund determines not to purchase any Shares. If more than 75% of the Shares outstanding as of August 2, 2001 are tendered, the Offer and the Merger will be abandoned and the Fund will be liquidated and dissolved. See "Certain Conditions of the Offer."

    In addition, if the average daily closing price of a share of common stock of RCS Fund during the five trading days immediately preceding and including the expiration date of the Offer represents a percentage discount from its NAV that is more than 15 percentage points greater than the percentage discount from NAV represented by the average daily closing price of a share of common stock of the Fund during that same period, the Offer and the Merger will be abandoned and the Fund will be liquidated and dissolved. See "Certain Conditions of the Offer." On November 30, 2001, shares of the Fund traded at a 1.32% discount from their NAV, while shares of RCS Fund traded at a 2.56% discount from their NAV, a differential of 1.24 percentage points.

IF I DECIDE NOT TO TENDER, HOW WILL THE TENDER OFFER AFFECT THE SHARES I HOLD?

    If the Offer is consummated, your percentage ownership interest in the Fund will increase. Subject to certain conditions, the Fund will then merge into RCS Fund in the Merger and your Shares will be automatically converted into shares of RCS Fund having the same aggregate NAV as your Shares on the date of the Merger. As a result, upon consummation of the Merger, the Fund will cease to exist as a separate corporation and you will become a stockholder of RCS Fund. See "Certain Conditions of the Offer."

DOES THE FUND HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Yes. The Fund has the financial resources to make payments from its cash on hand and from liquidation of its portfolio securities. See "Source and Amount of Funds."

WHAT DOES THE BOARD OF DIRECTORS OF THE FUND THINK OF THE OFFER AND WILL MANAGEMENT PARTICIPATE IN THE OFFER?

    The Board of Directors of the Fund has determined that the consummation of the Offer and the Merger are in the best interests of the Fund. However, none of the Fund, its Board of Directors nor the Fund's investment adviser, Dresdner RCM Global Investors LLC ("Dresdner RCM" or the "Investment Adviser"), is making any recommendation regarding whether you should tender or not tender your Shares. You must decide whether to tender your Shares and, if so, how many Shares to tender. You should discuss whether to tender your Shares with your broker or other financial or tax advisor. See "Purpose of the Offer; Plans or Proposals of the Fund" and "Interest of Directors and Executive Officers in Shares; Transactions Concerning Shares."

IF SHARES I TENDER ARE ACCEPTED BY THE FUND, WHEN WILL PAYMENT BE MADE?

    It is contemplated that payment for tendered Shares, if accepted, will be made as soon as reasonably practicable after the termination date of the Offer.

IS MY SALE OF SHARES IN THE TENDER OFFER A TAXABLE TRANSACTION?

    For most Stockholders, yes. It is expected that all U.S. Stockholders, other than those who are tax-exempt, who sell Shares in the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in those Shares. It is possible, however, that for U.S. federal income tax purposes a Stockholder, other than a tax-exempt Stockholder, may be taxed on the entire amount paid to such Stockholder as if it were a dividend. See "Federal Income Tax Consequences" for details, including the nature of any income or loss and the differing rules for U.S. and non-U.S. Stockholders. Please consult your tax advisor as well.

IS THE FUND REQUIRED TO COMPLETE THE TENDER OFFER AND PURCHASE ALL SHARES TENDERED UP TO THE MAXIMUM OF 5,977,283 SHARES?

    Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any Shares tendered as described under "Certain Conditions of the Offer."

IS THERE ANY REASON SHARES TENDERED WOULD NOT BE ACCEPTED?

    In addition to those circumstances described in this Offer to Purchase in which the Fund is not required to accept tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s). See "Procedure for Tendering Shares."

HOW WILL TENDERED SHARES BE ACCEPTED FOR PAYMENT?

    Properly tendered Shares, up to the number tendered for, will be accepted for payment by a determination of the Fund followed by notice of acceptance to EquiServe Trust Company, N.A., the Depositary, which is thereafter to make payment as directed by the Fund with funds to be deposited with it by the Fund. See "Acceptance for Payment and Payment for Shares."

WHAT ACTION NEED I TAKE IF I DECIDE NOT TO TENDER MY SHARES?

    None. Following consummation of the Offer, and subject to certain conditions, the Fund will be merged into RCS Fund and your Shares automatically will be converted into shares of RCS Fund. See "Purpose of the Offer; Plans or Proposals of the Fund."

WILL THIS BE MY LAST OPPORTUNITY TO TENDER SHARES TO THE FUND?

    Probably. As discussed herein, following consummation of the Offer, and subject to certain conditions, the Fund will be merged into RCS Fund and your Shares automatically will be converted into shares of RCS Fund. See "Purpose of the Offer; Plans or Proposals of the Fund."

HOW DO I OBTAIN ADDITIONAL INFORMATION?

    Questions and requests for assistance should be directed to Georgeson Shareholder Communications Inc., the Information Agent for the Offer, toll free at 800-223-2064. Banks and brokers should call Georgeson Shareholder Communications Inc. collect at 212-440-9800. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should also be directed to the Information Agent for the Offer. If you do not hold certificates for your Shares or if you are not the record holder of your Shares, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

INTRODUCTION

    Dresdner RCM Global Strategic Income Fund, Inc., a Maryland corporation (the "Fund") registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified management investment company, hereby offers to purchase up to 50% of the Fund's shares issued and outstanding as of August 2, 2001 or 5,977,283 shares in the aggregate (the "Offer Amount") of its Common Stock, par value $.001 per share (the "Shares"), at a price (the "Purchase Price") per Share, net to the seller in cash, equal to 99 1/2% of the net asset value in U.S. Dollars ("NAV") per Share as of the close of regular trading on the NYSE on January 4, 2002, or such later date to which the Offer is extended, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. The depositary for the Offer is EquiServe Trust Company, N.A. (the "Depositary"). The Fund is mailing materials for the Offer to record holders on or about December 6, 2001.

    THIS OFFER IS BEING EXTENDED TO ALL STOCKHOLDERS OF THE FUND AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. SEE "CERTAIN CONDITIONS OF THE OFFER."

    THIS OFFER IS A CONDITION TO THE CLOSING OF THE MERGER GOVERNED BY THE MERGER AGREEMENT. AFTER COMPLETION OF AND SATISFACTION OR WAIVER OF CERTAIN CONDITIONS DESCRIBED IN THE MERGER AGREEMENT, EACH FUND SHARE OUTSTANDING AFTER CONSUMMATION OF THE OFFER WILL BY VIRTUE OF THE MERGER, AND WITHOUT ANY ACTION BY THE HOLDER THEREOF, BE CONVERTED INTO RCS FUND SHARES HAVING THE SAME AGGREGATE NAV AS THE FUND SHARES OF THE HOLDER ON THE DATE OF THE MERGER. THE BOARD OF DIRECTORS OF THE FUND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE FUND. THE MERGER AGREEMENT WAS APPROVED BY STOCKHOLDERS OF THE FUND ON NOVEMBER 20, 2001 AND STOCKHOLDERS OF RCS FUND ON DECEMBER 3, 2001.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND.

    As of November 30, 2001, the total number of Shares issued and outstanding was 11,954,566, the NAV was $6.80 per Share, and the closing price on the NYSE was $6.71, representing a 1.32% discount from NAV. Stockholders may contact Georgeson Shareholder Communications Inc., the Fund's Information Agent, toll free at 800-223-2064 or contact the Fund directly at its toll free number, 800-237-4218, to obtain daily NAV quotations for the Shares. Banks and brokers should call Georgeson Shareholder Communications Inc. collect at 212-440-9800.

    Any Shares acquired by the Fund pursuant to the Offer will constitute authorized but unissued Shares. Tendering Stockholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund; Stockholders may also be subject to other transaction costs, as described under "Terms of the Offer; Termination Date."

    1.  Terms of the Offer; Termination Date.  Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 50% of the Fund's Shares issued and outstanding on August 2, 2001, or 5,977,283 Shares in the aggregate, validly tendered on or prior to

5:00 p.m., New York City time, on January 4, 2002, or such later date to which the Offer is extended (the "Termination Date") and not withdrawn as permitted under "Rights of Withdrawal."

    If the number of Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. A Stockholder may tender some or all of the Shares owned by such Stockholder. If more than 50% but not more than 75% of Shares outstanding on August 2, 2001 are duly tendered pursuant to the Offer (and not withdrawn as provided in "Rights of Withdrawal"), unless the Fund determines not to purchase any Shares, the Fund will purchase Shares from tendering Stockholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) in accordance with the number of Shares duly tendered by or on behalf of each Stockholder (and not so withdrawn); however, in accordance with the terms and conditions specified in the Offer, the Fund will accept all Shares tendered by any Stockholder who owns, beneficially or of record, an aggregate of not more than 99 Shares and who tenders all such Shares by means of the Letter of Transmittal tendered by or on behalf of that Stockholder. If Shares duly tendered by or on behalf of a Stockholder include Shares held pursuant to the Fund's dividend reinvestment plan, the proration will be applied first with respect to other Shares tendered and only thereafter, if and as necessary, with respect to Shares held pursuant to that plan.

    The Offer and the Merger will be abandoned and the Fund will be liquidated as set forth in "Purpose of the Offer; Plans or Proposals of the Fund" and "Certain Conditions of the Offer" if (1) more than 75% of the Shares outstanding as of August 2, 2001, are duly tendered pursuant to the Offer (and not withdrawn as provided herein), or (2) the average daily closing price of a share of common stock of RCS Fund during the five trading days immediately preceding and including the expiration date of the Offer represents a percentage discount from its NAV that is more than 15 percentage points greater than the percentage discount from NAV represented by the average daily closing price of a share of common stock of the Fund during that same period (for these purposes, a premium to NAV for a share of common stock, as a percentage of such share's NAV, will be treated as a negative discount from NAV for such share of common stock, as a percentage of its NAV).

    Following the consummation of the Offer, subject to certain conditions, the Fund will be merged into RCS Fund. As a result, if you do not tender your Shares in the Offer, Shares held by you at the time of the Merger will be converted automatically into shares of RCS Fund in a tax-free transaction. See "Purpose of the Offer; Plans or Proposals of the Fund."

    You should consider the relative benefits and costs of tendering Shares at a 0.5% discount from NAV pursuant to the Offer versus (i) selling Shares at the market price with the associated transaction costs or (ii) holding on to your Shares until the consummation of the Merger of the Fund with RCS Fund and receiving RCS Fund shares. For information about the Merger and RCS Fund, see "Certain Conditions of the Offer—Information about RCS Fund and the Merger."

    The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw his or her Shares.

    Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date.

    2.  Acceptance for Payment and Payment for Shares.  Upon the terms and subject to the conditions of the Offer, the Fund will, as soon as reasonably practicable after the Termination Date, accept for payment, and pay for, Shares validly tendered on or before the Termination Date and not properly withdrawn in accordance with the terms of this Offer to Purchase. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (unless such Shares are held in uncertificated form), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law.

    For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Stockholders for purposes of receiving payments from the Fund and transmitting such payments to the tendering Stockholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, or if certificates are submitted for more Shares than are tendered (i) certificates for such unpurchased Shares will be returned, without expense to the tendering Stockholder, as soon as practicable following expiration or termination of the Offer, (ii) Shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in "Procedure for Tendering Shares" below) will be credited to the appropriate account maintained at The Depository Trust Company (the "Book-Entry Transfer Facility") and (iii) uncertificated Shares held by the Fund's transfer agent pursuant to the Fund's dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.

    If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund's rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in this Offer to Purchase.

    The Purchase Price of the Shares will equal 99 1/2% of their NAV (a 0.5% discount) as of the close of regular trading on the NYSE on January 4, 2002, or such later date to which the Offer is extended (the "Pricing Date"). Tendering Stockholders may be required to pay brokerage commissions or fees to a broker, dealer, commercial bank, trust company or other nominee with respect to the tender of their Shares. Under the circumstances set forth in Instruction 6 of the Letter of Transmittal, Stockholders may be subject to transfer taxes on the purchase of Shares by the Fund.

    The Fund normally determines the NAV of its Shares no less frequently than at the close of business (generally 4:00 p.m. New York time) on the last business day of each week (generally Friday) and on the last business day of the month. On November 30, 2001, the NAV was $6.80 per Share. On November 30, 2001, the last sales price at the close of regular trading on the NYSE was $6.71 per Share, representing a 1.32% discount from NAV. The NAV of the Shares will be available daily from Georgeson Shareholder Communications Inc., the Fund's Information Agent, toll free at 800-233-2064 or from the Fund toll free at 800-237-4218. Banks and brokers should call Georgeson Shareholder Communications Inc. collect at 212-440-9800.

    3.  Procedure for Tendering Shares.  Stockholders having Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Shares. For a Stockholder validly to tender Shares pursuant to the Offer, (a) (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase, and (ii) either the certificate for Shares must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase or the tendering Stockholder must comply with the Book-Entry Delivery Procedure set forth herein, or (b) Stockholders must comply with the Guaranteed Delivery Procedure set forth herein, in all cases prior to the Termination Date.

    The Fund's transfer agent holds Shares in uncertificated form for certain Stockholders pursuant to the Fund's dividend reinvestment plan. Stockholders may tender such uncertificated Shares by completing the appropriate section of the Letter of Transmittal or Notice of Guaranteed Delivery.

    Signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States (each, an "Eligible Institution") unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered, including those Stockholders who are participants in a Book-Entry Transfer Facility and whose names appear on a security position listing as the owner of the Shares, but excluding those registered Stockholders who have completed either the "Special Payment Instructions" box or the "Special Delivery Instructions" box in the Letter of Transmittal, or (ii) such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal for further information.

    To prevent U.S. federal income tax backup withholding of the gross payments made pursuant to the Offer, a Stockholder who does not otherwise establish an exemption from such backup withholding must provide the Depositary with such Stockholder's correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the Substitute Form W-9 included with the Letter of Transmittal. In general, foreign Stockholders who have not previously submitted to the Fund a properly completed Form W-8BEN or Form W-8ECI must do so in order to avoid backup withholding. For a discussion of certain other U.S. federal income tax consequences to tendering Stockholders, see "Federal Income Tax Consequences" in this Offer to Purchase.

    All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Fund, the Investment Adviser, the Information Agent, or the Depositary, nor any other person, shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

    Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) certificates for such Shares by the Depositary or book-entry confirmation of delivery of such Shares to the account of the Depositary, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) for such Shares, and (iii) any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section will constitute an agreement between the tendering Stockholder and the Fund upon the terms and subject to the conditions of the Offer.

    THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF EACH TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Book-Entry Delivery Procedure

    The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of the Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary (the "Book-Entry Delivery Procedure"). The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of Stockholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the Letter of Transmittal (or facsimile thereof), with signature guarantee, if required, and all other documents required by the Letter of Transmittal must be transmitted to and received by the Depositary at the appropriate address set forth on the last page of this Offer to Purchase before the Termination Date or the tendering Stockholder must comply with the Guaranteed Delivery Procedure set forth below. Delivery of documents to the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary for purposes of this Offer.

Guaranteed Delivery Procedure

    If certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Termination Date, Shares may be properly tendered provided that (i) such tenders are made by or through an Eligible Institution and (ii) the Depositary receives, prior to the Termination Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by hand, mail, telegram or facsimile transmission) and (iii) the certificates for all tendered Shares, or confirmation of the delivery of Shares delivered into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal are received by the Depositary within three business days after the Termination Date.

    4.  Rights of Withdrawal.  Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Termination Date. After the Termination Date, all tenders made pursuant to the Offer are irrevocable.

    To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal or Notice of Guaranteed Delivery, the number of Shares to be withdrawn, and the name(s) in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depositary, the name(s) of the registered holder(s) and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of the Book-Entry Transfer Facility.

    All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. None of the Fund, the Investment Adviser, the Information Agent, the Depositary, nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in this Offer to Purchase at any time prior to the Termination Date.

    If the Fund is delayed in its acceptance for payment of Shares, or it is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund's rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

    5.  Source and Amount of Funds; Effect of the Offer.

    Source and Amount of Funds.  The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased in the Offer will depend on the number tendered, and the price will be based on the NAV per Share on the Pricing Date. If the NAV per Share on the Pricing Date were the same as the NAV per Share on November 30, 2001 and assuming the Fund repurchases 50% of the Fund's outstanding Shares pursuant to the Offer, the payments by the Fund to Stockholders in connection with the Offer would be approximately $40,446,823.

    The Fund intends to make payment for tendered Shares from its cash on hand and from liquidation of its portfolio securities.

    THE OFFER MIGHT HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING STOCKHOLDERS.

    Effect on NAV and Consideration Received by Tendering Stockholders.  If the Fund were required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the Fund might receive proceeds from the sale of portfolio securities that are less than their valuations by the Fund. Accordingly, obtaining the cash to consummate the Offer might result in a decrease in the Fund's NAV per Share, thereby reducing the amount of proceeds received by tendering Stockholders and the NAV per Share for non-tendering Stockholders. Because the number of shares of RCS Fund into which Shares would be converted in the Merger will be based on relative NAVs of the Fund and RCS Fund, this could result in fewer RCS Fund shares being issued in the Merger.

    The Fund will likely sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund will likely hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund will pay for tendered Shares it accepts for payment reasonably promptly after the Termination Date of this Offer. Because the Fund will not know the number of Shares tendered until the Termination Date, the Fund will not know until the Termination Date the amount of cash required to pay for such Shares. If on or prior to the Termination Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

    Recognition of Capital Gains by the Fund.  As noted, the Fund will likely be required to sell portfolio securities to finance the Offer and in connection with the Merger. If the Fund's tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare and distribute any such gains (reduced by net capital losses realized during the fiscal year and available capital loss carryforwards) as a capital gain dividend to Stockholders of record immediately before the Merger. This recognition and distribution of gains, if any, would have certain consequences: first, Stockholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, which could reduce the Fund's NAV because, as described above, the price realized on the sale of portfolio securities might be less than their valuations by the Fund; and third, any such sales of portfolio securities could cause the Fund to recognize additional capital gains (which would likely thereafter be distributed to Stockholders as a capital gain dividend). It is impossible to predict what the amount of unrealized gains or losses would be in the Fund's portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of October 31, 2001, there was net unrealized depreciation of $487,492 (unaudited) in the Fund's portfolio as a whole, and as of October 31, 2001, there were $3,746,786 of capital loss carryforwards (unaudited) that for tax purposes could offset future gains actually realized.

    In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Stockholders at ordinary income rates. Such distributions (as well as distributions taxable as long-term capital gains) could adversely affect the Fund's after-tax performance.

    Tax Consequences of Repurchases to Stockholders.  The Fund's purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Stockholders and may have tax consequences for non-tendering Stockholders. See "Federal Income Tax Consequences."

    Higher Expense Ratio and Less Investment Flexibility.  If the Fund purchases Shares pursuant to the Offer, the net assets of the Fund will be reduced accordingly. In the event that the Merger were not consummated, the reduced net assets of the Fund as a result of the Offer would result in a higher expense ratio for the Fund and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased (and the amount of the resulting decrease in the Fund's net assets).

    Pro Forma Effects on Capitalization.  The following table shows the capitalization as of July 31, 2001 of (i) each of the Fund and RCS Fund, (ii) the Fund on a pro forma basis, giving effect to the assumed repurchase by the Fund of 50% of its outstanding Shares and (iii) the Fund and RCS Fund combined on a pro forma basis, giving effect to the Merger at relative NAVs of the funds as of July 31, 2001 and after giving effect to the Fund's assumed repurchase of 50% of its Shares outstanding in connection with the Offer:

	The Fund	Pro Forma for the Fund (after giving effect to the Offer)*	RCS Fund	Pro Forma Combined (after giving effect to the Offer and Merger)*
Net Assets	$83,590,552	$41,795,276	$338,976,899	$380,446,225
Shares of Common Stock Outstanding	11,954,566	5,977,283	30,515,800	34,249,134	**
NAV Per Share of Common Stock	$6.99	$6.99	$11.11	$11.11

*
Assumes that 50% of outstanding Shares of the Fund are tendered in the Offer. Pro Forma Combined Net Assets are net of projected expenses of the Offer and Merger not reflected as of July 31, 2001. If less than 50% of the Fund's outstanding Shares are tendered, Pro Forma Combined Net Assets would be greater than projected.

**
The Pro Forma Combined Shares of Common Stock Outstanding are derived from the Pro Forma Combined Net Assets and RCS Fund's NAV per share of common stock as of July 31, 2001.

    The table above assumes that the Merger was consummated on July 31, 2001 and is for informational purposes only. No assurance can be given as to how many RCS Fund shares the remaining Stockholders will actually receive or the NAV per share of common stock of the Fund or RCS Fund on the date the Merger takes place.

    6.  Purpose of the Offer; Plans or Proposals of the Fund.  In November 2000, a non-binding stockholder proposal urging the Fund's Board of Directors to take the steps necessary to make the Fund an open-end investment company was approved by Stockholders. In response, the Fund's Board of Directors considered ways for Stockholders to realize the NAV of their Shares, but also examined options to provide continuity to those Stockholders wishing to continue to earn high current income through investment in a vehicle similar to the Fund. The Board determined that the best approach would be to allow some Stockholders to receive approximate NAV by tendering their Shares and to provide continuity to remaining Stockholders by merging the Fund into a closed-end fund with similar investment objectives and policies. The purpose of the Offer and the Merger is to respond to and address the November 2000 Stockholder proposal urging the Board of the Directors to open-end the Fund. The Offer and the Merger are intended to (i) allow Stockholders who wish to receive approximate NAV for their Shares the opportunity to do so through a tender offer for up to 50% of the Fund's outstanding Shares at a purchase price per Share equal to 99 1/2% of NAV at the expiration of the Offer, and (ii) provide to remaining Stockholders the opportunity to earn high current income through a tax-free merger with a fund similar to the Fund, RCS Fund.

    On August 2, 2001, the Fund and RCS Fund entered into the Merger Agreement pursuant to which the Fund would be merged with and into RCS Fund, subject to certain conditions and to approval by stockholders of each of the Fund and RCS Fund. On November 20, 2001 and December 3, 2001, stockholders of the Fund and RCS Fund, respectively, considered and approved the Merger. The consummation of the Merger and the Offer are subject to a number of conditions set forth in the Merger Agreement, including (i) that no more than 75% of the Shares of the Fund outstanding on August 2, 2001 are tendered in the Offer, and (ii) that the average daily closing price of a share of RCS Fund common stock during the five trading days immediately preceding and including the expiration date of the Offer does not represent a percentage discount from its NAV that is more than fifteen percentage points greater than the percentage discount from NAV represented by the average daily closing price of a share of the Fund's common stock during that same period (for these purposes, a premium to NAV for a share of common stock, as a percentage of such share's NAV, will be treated as a negative discount from NAV for such share of common stock, as a percentage of its NAV). If either of these conditions is not fulfilled, the Offer will be abandoned, the Merger Agreement will terminate, and the Fund will be liquidated in an orderly fashion and dissolved and the liquidation proceeds distributed pro rata to Stockholders in proportion to the value of their respective investments in the Fund.

    If the Merger is consummated, all Shares of the Fund not tendered in the Offer will be converted, without any action on the part of the Stockholders, into a number of full and fractional shares of common stock of RCS Fund having an aggregate NAV equal to the aggregate NAV of such Fund Shares immediately prior to the date of the Merger. Thus, if you do not tender your Shares in the Offer, and if you continue to be a Stockholder at the time of the Merger, your Shares of the Fund will be converted in the Merger on a tax-free basis into shares of RCS Fund having an equal aggregate NAV. It is probable, however, that the discounts from or premiums to NAV at which shares of the Fund and RCS Fund are trading will differ.

    Except as set forth above with respect to the Merger and the Offer, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (b) other than in connection with transactions in the ordinary course of the Fund's operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund; (c) any material change in the Fund's present dividend rate or policy, or indebtedness or capitalization of the Fund, (d) any change in the composition of the Board or management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of members of the Board or to fill any existing vacancies on the Board; (e) any other material change in the Fund's corporate structure or business, including any plans or proposals to make any changes in the Fund's investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) the Fund's sole class of equity securities, the Shares, being delisted from the NYSE; (g) the Shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund's obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of Shares or the disposition of Shares; or (j) any changes in the Fund's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

    Any Shares acquired by the Fund pursuant to the Offer shall constitute authorized but unissued Shares.

    NONE OF THE FUND, ITS BOARD OF DIRECTORS, NOR THE INVESTMENT ADVISER MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH STOCKHOLDER'S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. EACH STOCKHOLDER IS URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT HIS OR HER OWN INVESTMENT AND TAX ADVISORS AND MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES.

    7.  NAV and Market Price Range of Shares.  The Shares are traded on the NYSE. The following chart shows quarterly trading information for the Shares for the past two fiscal years (ended October 31, 2001).

Fiscal Quarter Ended	High Price ($)	Low Price ($)	Closing Market Price ($)	Closing NAV ($)	Discount from NAV (%)
1/31/00	6.313	5.750	6.00	7.360	21.88
4/30/00	6.063	5.813	5.875	7.280	19.30
7/31/00	6.500	5.625	6.438	7.350	12.41
10/31/00	6.875	6.375	6.688	7.080	5.54
1/31/01	7.130	6.563	7.000	7.430	5.79
4/30/01	7.350	6.910	6.940	7.110	2.39
7/31/01	7.120	6.730	6.760	6.990	3.29
10/31/01	6.960	6.390	6.700	6.910	3.04

    8.  Federal Income Tax Consequences.  The following is a general summary of the U.S. federal income tax consequences of your participating in the Offer and is included for general information purposes only. In view of the individual nature of tax consequences, each Stockholder is advised to consult his or her own tax advisor with respect to the specific tax consequences to such Stockholder of participating (or not participating) in the Offer, including the effect and applicability of state, local, foreign, and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Stockholders Participating in the Offer

    Exchange Treatment.  The sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a "sale or exchange," or, under certain circumstances, as a "dividend." A sale of Shares pursuant to the Offer generally will be treated as a "sale or exchange" if the receipt of cash by the Stockholder: (a) results in a "complete termination" of the Stockholder's interest in the Fund, (b) is "substantially disproportionate" with respect to the Stockholder (meaning, generally, that the Stockholder's percentage interest in the Fund after the Offer has been completed is less than 80% of the Stockholder's prior percentage interest in the Fund), or (c) is "not essentially equivalent to a dividend" with respect to the Stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Stockholder by reason of certain constructive ownership rules, generally must be taken into account. If a tendering Stockholder's overall percentage interest in the Fund (taking into account Shares owned constructively) does not decrease as a result of the sale of Shares, none of the three tests would be met.

    If any of these three tests for "sale or exchange" treatment is met, a Stockholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Stockholder's adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the Shares have been held for more than one year.

    Dividend Treatment.  If none of the three tests outlined above is met, the amount received by a Stockholder who sells Shares pursuant to the Offer will be taxable to the Stockholder as a "dividend" to the extent of such Stockholder's allocable share of the Fund's current or accumulated earnings and profits. Any additional amount will constitute a non-taxable return of capital to the extent of the Stockholder's adjusted basis in the Shares sold pursuant to the Offer and thereafter will be taxable as gain from a sale of the Shares. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Stockholder. In addition, if a tender of Shares is treated as a "dividend" to a tendering Stockholder, a constructive dividend may result to a non-tendering Stockholder whose proportionate interest in the earnings and assets of the Fund has been increased by such tender.

    Foreign Stockholders.  Any payments to a tendering Stockholder who is a nonresident alien individual, a foreign trust, foreign estate or a foreign corporation that does not hold his, her or its Shares in connection with a trade or business conducted in the United States (a "Foreign Stockholder") will be subject to U.S. withholding tax at a 30% rate (or such reduced rate, if the Foreign Stockholder submits a properly completed Form W-8BEN, as applies under an applicable tax treaty). If the sale of Shares by a Foreign Stockholder is treated as a sale or exchange rather than a dividend, the Foreign Stockholder will not be subject to U.S. federal income tax on any gain (and may seek a refund from the Internal Revenue Service for any U.S. withholding tax withheld from the sale proceeds) unless the Stockholder is an individual who is physically present in the United States for 183 days or more and certain other conditions exist. Such persons are advised to consult their own tax advisors. Special rules may apply in the case of Foreign Stockholders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S. or (iii) that are "controlled foreign corporations," "foreign personal holding companies," corporations that accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations. Such persons are advised to consult their own tax advisors.

    Backup Withholding.  The Fund generally will be required to withhold tax ("backup withholding") from any payment to a tendering Stockholder that is an individual (or certain other non-corporate persons) if the Stockholder fails to provide to the Fund its correct taxpayer identification number and certify that it is not subject to backup withholding on dividends (by completing and returning the Substitute Form W-9 included in the Letter of Transmittal) or if the Internal Revenue Service advises the Fund that the Stockholder is subject to backup withholding for prior underreporting of reportable interest or dividend payments. A Foreign Stockholder generally will be able to avoid backup withholding with respect to payments by the Fund for tendered Shares only if it furnishes to the Fund a duly completed Form W-8BEN, certifying under penalties of perjury, that it (1) is neither a citizen nor a resident of the United States, (2) has not been, and reasonably does not expect to be, present in the United States for a period aggregating 183 days or more during the calendar year, and (3) reasonably expects not to be engaged in a trade or business within the U.S. to which the gain on sale of the Shares would be effectively connected, or a duly completed Form W-8ECI, certifying under penalties of perjury, that (1) it is neither a citizen nor resident of the U.S., and (2) this income is effectively connected with a U.S. trade or business. Backup withholding is not an additional tax, and any amounts withheld may be credited against a Stockholder's U.S. federal income tax liability or refunded by the Internal Revenue Service.

    9.  Selected Financial Information.

    Selected Historical Financial Information.  Set forth below is a summary of selected historical financial information for the Fund for the fiscal years ended October 31, 1999 and October 31, 2000 and for the six-month period ended April 30, 2001. The information with respect to the two fiscal years has been excerpted from the Fund's audited financial statements contained in its Annual Reports to Stockholders for these years, which financial statements are incorporated by reference herein. The information with respect to the six-month period has been excerpted from the Fund's unaudited financial statements contained in its Semi-Annual Report to Stockholders for that period, which financial statements are incorporated by reference herein. These Annual Reports and the Semi-Annual Report previously have been provided to Stockholders. Copies of these reports can be obtained free of charge, each at the website of the Securities and Exchange Commission (the "Commission") (http://www.sec.gov). The summary of selected financial information set forth below is qualified in its entirety by reference to such statements and the financial information, the notes thereto and related matters contained therein.

SUMMARY OF SELECTED HISTORICAL FINANCIAL INFORMATION

	Six Months Ended April 30, 2001 (Unaudited)	Fiscal Year Ended October 31, 2000	Fiscal Year Ended October 31, 1999
PER SHARE DATA:(1)
NAV at beginning of period	$7.08	$7.68	$8.37

Net investment income	0.32	0.61	0.44
Net realized and unrealized gain (loss) on investments and foreign currencies	0.07	(0.45)	(0.49)

Total increase (decrease) from operations	0.39	0.16	(0.05)

Distribution to stockholders:
From net investment income	(0.01)	—	(0.43)
From net realized gains on investment and foreign currency transactions	—	(0.15)	(0.21)
From return of capital	(0.35)	(0.61)	—

Total distributions to stockholders	(0.36)	(0.76)	(0.64)
Decrease in net assets from capital stock transactions	—	—	—
Offering expenses charged to capital	—	—	—
Net increase (decrease) in NAV	0.03	(0.60)	(0.69)

NAV at end of period	$7.11	$7.08	$7.68

Per share market value at end of period	$6.940	$6.688	$6.188

TOTAL INVESTMENT RETURN:(2)	9.17%	21.69%	2.56%

NAV return(3)	5.56%	2.05%	(0.72)%

Net assets at end of period (in 000's)	$85,022	$84,591	$91,783

Number of shares outstanding at end of period (in 000's)	11,955	11,955	11,955

RATIOS TO AVERAGE NET ASSETS:
Operating expenses	1.75%+	1.45%	1.36%

Net investment income	8.94%+	8.20%	5.38%

Portfolio turnover(4)	12.71%	142.64%*	46.08%

(1)
Calculated on average shares outstanding.

(2)
Based on market value per Share, adjusted for reinvestment of distributions at reinvestment plan prices, assuming full subscription by Stockholder and is not annualized for periods less than one year.

(3)
Based on NAV per Share, adjusted for reinvestment of distributions at ex-dividend date NAV, assuming full subscription by Stockholder and is not annualized for periods less than one year.

(4)
Portfolio turnover does not include investments traded on a forward commitment basis and is not annualized for periods less than one year.

*
Turnover rate higher than prior fiscal year due to the change in investment mandate.

+
Annualized.

    10.  Certain Information Concerning the Fund and the Fund's Investment Adviser.

    The Fund.  The Fund is a closed-end, non-diversified management investment company organized as a Maryland corporation. Shares were first issued to the public in November 1986. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Stockholder and does not continuously offer its Shares for sale to the public. The Fund's primary investment objective is the delivery of high current income to its Stockholders. Long-term capital appreciation through investment in global debt securities is the Fund's secondary objective. As a non-diversified investment company, there is no investment restriction on the percentage of the Fund's total assets that may be invested at any time in the securities of any issuer other than the diversification requirements applicable to regulated investment companies under the U.S. Internal Revenue Code of 1986, as amended (the "Code"). As a matter of fundamental policy, the Fund is not required to maintain a minimum or maximum allocation of investments in the United States, developed foreign markets or emerging markets. Further, as a matter of fundamental policy, the Fund's investments are denominated in the U.S. dollar, except that the Fund may invest up to 25% of its total assets at the time of investment in non-U.S. dollar denominated securities, with no more than 10% of its total assets at the time of investment in securities denominated in any one emerging market country.

    The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission in connection with the Offer. Such reports and other information should be available for inspection at the public reference room at the Commission's office, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. The Fund's filings are also available to the public on the Commission's internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the Commission's customary charges, or by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

    Investment Adviser.  Dresdner RCM Global Investors LLC serves as the investment adviser to the Fund and to RCS Fund. Dresdner RCM is a Delaware limited liability company with principal offices at Four Embarcadero Center, San Francisco, California 94111. Dresdner RCM is actively engaged in providing investment supervisory services to institutional and individual clients, and is registered under the Investment Advisers Act of 1940. Dresdner RCM was established in December of 1998 and is the successor to the business of its holding company, Dresdner RCM Global Investors US Holdings LLC ("US Holdings"). Dresdner RCM was originally formed as Rosenberg Capital Management in 1970, and it and its successors have been consistently in business since then.

    Dresdner RCM is wholly owned by US Holdings. US Holdings, a registered investment adviser, is wholly owned by Dresdner Bank, which, as of July 23, 2001, was a subsidiary of Allianz AG ("Allianz"). Allianz's principal executive offices are located at Koeniginstrasse 28, D-80802, Munich, Germany. The Allianz Group of companies is one of the world's leading financial service providers, offering insurance and asset management products and services through property-casualty insurance, life and health insurance, and financial services business segments. Allianz engages in financial services operations through over 850 subsidiaries with approximately 120,000 employees in more than 70 countries around the world. Allianz had total assets at December 31, 2000 of US$371.9 billion (440.0 billion Euros), net income for the year ended December 31, 2000 of US$2.9 billion (3.5 billion Euros) and total income for the year ended December 31, 2000 of US$65.0 billion (76.9 billion Euros).

    Munich Reinsurance, a German re-insurance company and holding company for the Munich Reinsurance Group, currently owns in excess of 25% of the outstanding voting securities of Allianz and, therefore, is presumed to "control" Allianz within the meaning of the 1940 Act. The principal executive offices of Munich Reinsurance are located at 80791 Munich, Germany. Dresdner RCM has informed the Fund that it does not expect Munich Reinsurance to be involved in the management of Dresdner RCM.

    Dresdner RCM has recently notified the Fund that, in light of its recent affiliation with Pacific Investment Management Company LLC ("PIMCO") (through Allianz's recent acquisition of Dresdner Bank in July of 2001), it is considering how best to offer fixed income management services to its clients. One proposal that is being considered is to have PIMCO assume responsibility for such services to Dresdner RCM's clients. If such an arrangement were to be put in place, it would constitute the "assignment" of any investment advisory agreement with Dresdner RCM pursuant to the 1940 Act, terminating such agreement and requiring any subsequent agreement with PIMCO to be approved by the Board of Directors and, within 150 days, stockholders of the Fund and RCS Fund.

    11.  Interest of Directors and Executive Officers in Shares; Transactions Concerning Shares.  The tables below set forth the Fund's directors and executive officers and for each, a description of the aggregate number and percentage of Shares each of them beneficially owns. Each person listed below is a United States citizen. As of September 30, 2001, the directors and executive officers as a group beneficially owned an aggregate of 1,186,441 Shares, representing 9.92% of the outstanding Shares of the Fund. Directors and officers of the Fund are entitled to participate in the Offer on the same basis as all other Stockholders. Three of the directors of the Fund, Messrs. Dakos, Goldstein and Goodstein, have informed the Fund that they expect to tender all of their Shares. The business address of each of the directors and executive officers is in care of the Fund at Four Embarcadero Center, San Francisco, California 94111. In order to reach them, contact the Fund at 800-237-4218.

	Number of Shares Beneficially Owned on September 30, 2001	Percentage of Shares Beneficially Owned on September 30, 2001
Name and Position
Theodore J. Coburn, Director and Chairman	0	0%
Andrew Dakos, Director	363,050	3.04%
James J. Foley, Director	1,538	0.01%
Phillip Goldstein, Director	701,353	5.87%
Glenn Goodstein, Director	105,000	0.88%
Luke D. Knecht, Director and President	4,500	0.03%
Jeffrey S. Rudsten, Director	0	0%
Steven K. West, Director	11,000	0.09%
Robert J. Goldstein, Secretary	0	0%
Jennie M. Klein, Treasurer	0	0%

    Transactions Concerning Shares.  Based on our records and information provided to us by our directors, executive officers, and associates, none of the Fund, its associates, directors or executive officers has effected any transactions in the Shares during the past 60 days.

    None of the Fund nor, to the best of the Fund's knowledge, any of the directors or executive officers is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

    12.  Certain Legal Matters; Regulatory Approvals.  The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it will be required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund's business. The Fund's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described below under "Certain Conditions of the Offer."

    13.  Certain Conditions of the Offer.

    General.  Notwithstanding any other provision of the Offer, the Fund will not accept for payment or pay for any Shares and the Offer will be abandoned if (1) more than 75% of the Shares outstanding as of August 2, 2001 are tendered in the Offer; or (2) the average daily closing price of a share of common stock of RCS Fund during the five trading days immediately preceding and including the expiration date of the Offer represents a percentage discount from its NAV value that is more than 15 percentage points greater than the percentage discount from NAV represented by the average daily closing price of a share of common stock of the Fund during that same period (for these purposes, a premium to NAV for a share of common stock, as a percentage of such share's NAV, will be treated as a negative discount from NAV for such share of common stock, as a percentage of its NAV).

    Notwithstanding any other provision of the Offer, the Fund will not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its reasonable discretion, terminate or amend the Offer as to any Shares not then paid for if (1) such transactions, if consummated, would (a) result in delisting the Fund's Shares from the NYSE or (b) impair the Fund's status as a regulated investment company under the Code (which would make the Fund subject to U.S. federal (and possibly certain state and local) income taxes on all of its income and gains in addition to the taxation of Stockholders who receive distributions from the Fund); (2) the amount of Shares tendered would require liquidation of such a substantial portion of the Fund's securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering Stockholders; (3) there is any (a) in the Board of Directors' judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the NASDAQ National Market System, (c) declaration of a banking moratorium by any U.S. federal or state authorities or any suspension of payment by banks in the United States or New York State, (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by any U.S. federal or state authorities on the extension of credit by lending institutions, (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (f) in the Board of Directors' judgment, any other event or condition that would have a material adverse effect on the Fund or Stockholders if tendered Shares were purchased; or (4) the Board of Directors determines that effecting any such transaction would constitute a breach of any of its duties owed to the Fund or Stockholders.

    The conditions in the preceding paragraph are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

    A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

    If the Offer is suspended or postponed, the Fund will provide reasonable notice to Stockholders of such suspension or postponement.

    Information About RCS Fund and the Merger.  Information regarding the Merger and a comparison of the investment objectives and policies of the Fund and RCS Fund are set forth in the Prospectus/Proxy Statement included in RCS Fund's Registration Statement on Form N-14 filed with the Commission (the "Prospectus/Proxy Statement"); the Prospectus/Proxy Statement is incorporated by reference herein. The Prospectus/Proxy Statement previously has been provided to Stockholders. Copies of the Prospectus/Proxy Statement can be obtained free of charge at the website of the Commission (http://www.sec.gov). Any references to the Merger are qualified in their entirety by reference to the Prospectus/Proxy Statement.

RCS Fund Financial Highlights

	Six Months Ended July 31, 2001 (Unaudited)		Fiscal Year Ended January 31, 2001	Fiscal Year Ended January 31, 2000
Per Share Operating Performance:
NAV at beginning of period	$11.14		$10.56	$11.46

Net investment income(1)	0.48		0.95	0.95
Net realized and unrealized gain (loss)	(0.07)		0.64	(0.83)

Net increase in net assets resulting from operations	0.41		1.59	0.12

Less Distributions:
Dividends from net investment income	(0.44)		(1.01)	(1.02)
Offering Costs	—		—	—
Net asset value, end of period	$11.11		$11.14	$10.56
Per share market value, end of period	$10.87		$10.35	$9.13

Total Return Based On NAV(2)	3.97	%+	17.37%	2.70%

Total Return Based On Market Price(3)	9.49	%+	26.13%	2.99%

Ratios And Supplemental Data:
Net assets, end of period (in 000's)	$338,977		$339,872	$322,211
Ratio of total expenses to average net assets(5)	1.23	%++*	1.19%	1.73%
Ratio of interest expense to average net assets	—		—	0.57%
Ratio of net investment income to average net assets	8.85	%++	8.95%	8.50%
Portfolio turnover(4)	56%		81%	74%

(1)
Calculated using the average share method.

(2)
Based on NAV per share, adjusted for reinvestment of distributions at ex-dividend date NAV, assuming full subscription by stockholder and is not annualized for periods less than one year.

(3)
Based on market value per share, adjusted for reinvestment of distributions at reinvestment plan prices, assuming full subscription by stockholder and is not annualized for periods less than one year.

(4)
Does not include the effect of mortgage dollar roll transactions or forward commitment transactions.

(5)
Excluding interest expense.

*
Excluding Merger-related expenses, the ratio of total expenses to average net assets is 1.19%.

+
Not Annualized.

++
Annualized.

    14.  Fees and Expenses.  The Fund has retained EquiServe Trust Company, N.A. to act as Depositary and Georgeson Shareholder Communications Inc. to act as Information Agent. The Information Agent may contact Stockholders by mail, telephone, facsimile or personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Depositary and the Information Agent will each receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses, and the Information Agent and the Depositary will be indemnified against liabilities by the Fund other than those arising from certain disabling conduct.

    The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Offer.

    15.  Miscellaneous.  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

    16.  Contacting the Depositary and the Information Agent.   The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each Stockholder of the Fund or his or her broker-dealer, commercial bank, trust company or other nominee to the Depositary as set forth below. Facsimile copies of the Letter of Transmittal will be accepted.

The Depositary for the Offer is:

EquiServe Trust Company, N.A.

For Account Information Call:

Toll Free: 800-451-6788

By First Class Mail, By Overnight Courier, By Hand:

EquiServe Trust Company, N.A.

By First Class Mail	By Overnight Courier	By Hand
EquiServe Trust Company, N.A. Attn: Corporate Actions c/o Colbent P.O. Box 43025 Providence, RI 02940-3025	EquiServe Trust Company, N.A. Attn: Corporate Actions c/o Colbent 40 Campanelli Drive Braintree, MA 02184	EquiServe Trust Company, N.A. Attn: Corporate Actions Securities Transfer & Reporting Services, Inc. 100 William St., Galleria New York, NY 10038

    Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other documents may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Shareholder Communications Inc.
 17 State Street—10th Floor
New York, NY 10004

    Banks and Brokers Call Collect: 212-440-9800
All Others Call Toll Free: 800-223-2064

DRESDNER RCM GLOBAL STRATEGIC INCOME FUND, INC.

December 6, 2001

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IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
SUMMARY OF SELECTED HISTORICAL FINANCIAL INFORMATION
RCS Fund Financial Highlights
EquiServe Trust Company, N.A.
Toll Free: 800-451-6788
EquiServe Trust Company, N.A.
Georgeson Shareholder Communications Inc. 17 State Street—10th Floor New York, NY 10004